Exhibit 5.1

Direct Dial: 757.629.0613

wold@williamsmullen.com

February 25, 2009

Yount, Hyde & Barbour, P.C.

P. O. Box 2560

Winchester, Virginia 22604

Gentlemen:

With reference to my previous opinion letters dated January 30, 2009, addressed to the Board of Directors of Hampton Roads Bankshares, Inc. regarding the Registration Statement on Form S-3 (the “Registration Statement”) filed on January 30, 2009, by Hampton Roads Bankshares, Inc., a Virginia corporation (the “Company”), with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of (i) 80,347 shares of Fixed Rate Cumulative Perpetual Preferred, Series C, no par value per share of the Company, (ii) a warrant dated December 31, 2008 (the “Warrant”) to purchase common stock, $0.625 par value, of the Company (the “Common Stock”) and (iii) up to 1,325,858 shares of Common Stock issuable upon exercise of the Warrant, for sale by the selling security holders identified in the Prospectus forming a part of the Registration Statement, this will confirm that all of the information set forth therein remains true and correct as of the date hereof, as if stated in its entirety herein.

Sincerely yours, WILLIAMS MULLEN

By:	/s/ William A. Old Jr.
William A. Old, Jr.

A Professional Corporation

NORTH CAROLINA   •   VIRGINIA   •   WASHINGTON, D.C.   •   LONDON

Dominion Tower, Suite 1700     999 Waterside Drive     P.O. Box 3460     Norfolk, VA 23514-3460     Tel: 757.622.3366     Fax: 757.629.0660   www.williamsmullen.com